Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Reports

2018 Third-Quarter and Year-to-Date Financial Results

ARCHBOLD, OHIO, October 18, 2018, Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) today reported financial results for the 2018 third quarter and year-to-date September 30, 2018.

2018 Third Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	62 consecutive quarters of profitability
•	Total loans increased 5.5% to $838,698,000
•	Net interest income after provision for loan losses increased 9.2% to $9,941,000
•	Net income increased 20.3% to $3,875,000
•	Earnings per basic and diluted share increased 20.0% to $0.42
•	Return on average assets was 1.40%, up from 1.20%
•	Return on average equity was 11.19%, up from 9.76%

“2018 is shaping up to be a historic year for F&M as we continue to execute our growth initiatives and achieve strong financial results, while investing in our future,” stated Paul S. Siebenmorgen, President and Chief Executive Officer. “Throughout the year, our organic growth initiatives have focused on expanding our reach in newer markets and I am pleased with the success we have achieved so far.  F&M ended the quarter with record total loans, which increased 5.5% over the past 12 months.  In addition, we continue to convert offices into our new layout and will have upgraded two F&M offices by the end of 2018.  The investments in F&M’s physical locations, as well as in our digital and mobile banking platforms, are improving F&M’s customer experience and making it more efficient and convenient for our customers to interact with the Bank.  Finally, I am excited with the August 2018 announcement of the Limberlost Bancshares merger, which quickly expands F&M’s footprint in Indiana.  The merger brings together two well-performing banks that have a similar culture and focus on community banking values. We expect the merger to close at year end or in early first quarter 2019 and look forward to updating our shareholders, customers, communities, and associates on our progress.”

Income Statement

Net income for the 2018 third quarter ended September 30, 2018, was $3,875,000, or $0.42 per basic and diluted share compared to $3,222,000, or $0.35 per basic and diluted share for the same period last year. The 20.3% improvement in net income for the 2018 third quarter was primarily due to a 9.2% increase in net interest income after provision for loan losses, partially offset by a 10.5% increase in noninterest expense.  Net income for the 2018 nine months was $11,756,000, or $1.27 per basic and diluted share compared to $9,284,000, or $1.01 per basic and diluted share for the nine months of 2017. As a result of the Tax Cuts and Job Act, the Bank’s tax rate was lowered which benefitted earnings.

Loan Portfolio and Asset Quality

Total loans at September 30, 2018, increased 5.5% to $838,698,000, compared to $795,205,000 at September 30, 2017, and up 1.9% from $823,024,000 at December 31, 2017.  The year-over-year improvement resulted primarily from an 5.8% increase in commercial real estate loans, a 19.0% increase in agricultural loans, a 15.6% increase in consumer loans, and an 7.8% increase in agricultural real estate.

The company’s provision for loan losses for the 2018 third quarter was $47,000, compared to $99,000 for the 2017 third quarter. Year-to-date, the provision for loan losses was $219,000, compared to $197,000 for the same period last year.

F&M’s loan quality remains strong as the allowance for loan losses to nonperforming loans was 1,399.6% at September 30, 2018, compared to 397.4% at September 30, 2017. Net charge-offs for the third quarter ended September 30, 2018, were $81,000, or 0.01% of average loans, compared to $87,000 or 0.01% of average loans, at September 30, 2017. Year-to-date, net charge-offs were $332,000, or 0.04% of average loans outstanding, compared to $111,000, or 0.01% of average loans outstanding for the same period last year.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $134,903,000 at September 30, 2018, compared to $129,667,000 at December 31, 2017, and $128,278,000 at September 30, 2017.  On a per share basis, tangible stockholders’ equity at September 30, 2018, was $14.53, compared with $13.99 at December 31, 2017, and $13.84 at September 30, 2017. The increase in tangible stockholders’ equity is the result of growth in retained earnings due to increased profitability. At September 30, 2018, the company had a Tier 1 leverage ratio of 12.63%, compared to 12.02% at September 30, 2017.

For the 2018 third quarter, the company declared cash dividends of $0.14 per share, which represents a dividend payout ratio of 33.2% compared to 37.0% for the same period last year.

Mr. Siebenmorgen concluded, “Our pipeline of new loans remains strong and we continue to experience stable economic trends throughout our Western Ohio and Eastern Indiana communities.  In addition, F&M’s asset quality is excellent as nonperforming loans fell to 0.06% of total loans and nonperforming assets have declined 48.8% over the past 12 months, compared to the 1.6% growth in total assets we have experienced over this period.  2018’s third quarter results demonstrate F&M is well positioned to achieve another strong year of growth and improved profitability.”

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 25 offices. Our locations are in Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana, we have offices located in DeKalb, Allen and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. ("F&M") wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management's expectations and comments, may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M's SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC's website, www.sec.gov.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Interest Income
Loans, including fees	$10,725	$9,547	$31,348	$27,367
Debt securities:
U.S. Treasury and government agencies	613	605	1,848	1,870
Municipalities	275	290	845	905
Dividends	56	49	164	135
Federal funds sold and other	84	44	221	103
Total interest income	11,753	10,535	34,426	30,380
Interest Expense
Deposits	1,611	1,161	4,319	3,289
Federal funds purchased and securities sold under agreements to repurchase	134	135	376	366
Borrowed funds	20	37	60	110
Total interest expense	1,765	1,333	4,755	3,765
Net Interest Income - Before Provision for Loan Losses	9,988	9,202	29,671	26,615
Provision for Loan Losses	47	99	219	197
Net Interest Income After Provision
For Loan Losses	9,941	9,103	29,452	26,418
Noninterest Income
Customer service fees	1,392	1,320	4,323	4,131
Other service charges and fees	1,097	1,134	3,149	3,214
Net gain on sale of loans	184	181	617	600
Net gain on sale of available-for-sale securities	10	-	10	47
Total noninterest income	2,683	2,635	8,099	7,992
Noninterest Expense
Salaries and wages	3,391	3,236	9,926	9,374
Employee benefits	1,029	943	3,013	2,648
Net occupancy expense	478	434	1,306	1,221
Furniture and equipment	588	493	1,660	1,456
Data processing	364	300	1,000	919
Franchise taxes	243	226	710	676
ATM expense	327	256	972	853
Advertising	236	181	669	548
Net loss on sale of other assets owned	1	13	17	27
FDIC assessment	81	82	249	247
Mortgage servicing rights amortization	84	85	264	266
Other general and administrative	1,304	1,108	3,618	3,291
Total noninterest expense	8,126	7,357	23,404	21,526
Income Before Income Taxes	4,498	4,381	14,147	12,884
Income Taxes	623	1,159	2,391	3,600
Net Income	3,875	3,222	11,756	9,284
Other Comprehensive Income (Loss) (Net of Tax):
Net unrealized gain (loss) on available-for-sale securities	(617)	(472)	(3,432)	1,984
Reclassification adjustment for gain on sale of available-for-sale securities	(10)	-	(10)	(47)
Net unrealized gain (loss) on available-for-sale securities	(627)	(472)	(3,442)	1,937
Tax expense (benefit)	(132)	(160)	(723)	659
Other comprehensive income (loss)	(495)	(312)	(2,719)	1,278
Comprehensive Income	$3,380	$2,910	$9,037	$10,562
Basic and Diluted Earnings Per Share	$0.42	$0.35	$1.27	$1.01
Dividends Declared	$0.14	$0.13	$0.41	$0.37

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(in thousands of dollars)
	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Cash and due from banks	$28,782	$33,480
Federal funds sold	939	987
Total cash and cash equivalents	29,721	34,467

Interest-bearing time deposits	4,019	4,018
Securities - available-for-sale	183,075	196,398
Other securities, at cost	3,717	3,717
Loans held for sale	1,679	1,221
Loans, net	831,943	816,156
Premises and equipment	22,117	21,726
Goodwill	4,074	4,074
Mortgage servicing rights	2,373	2,299
Other real estate owned	717	674
Bank owned life insurance	14,799	14,523
Other assets	9,778	7,736

Total Assets	$1,108,012	$1,107,009
Liabilities and Stockholders' Equity
Liabilities
Deposits
Noninterest-bearing	$197,088	$199,114
Interest-bearing
NOW accounts	314,873	298,711
Savings	230,306	233,949
Time	186,592	187,566
Total deposits	928,859	919,340

Federal Funds Purchased and securities sold under agreements to repurchase	27,026	39,495
Federal Home Loan Bank (FHLB) advances	5,000	5,000
Dividend payable	1,287	1,193
Accrued expenses and other liabilities	6,493	7,844
Total liabilities	968,665	972,872

Commitments and Contingencies

Stockholders' Equity
Common stock - No par value 20,000,000 shares authorized; issued and outstanding 10,400,000 shares 9/30/18 and 12/31/17	10,589	11,546
Treasury stock - 1,114,739 shares 9/30/18, 1,134,120 shares 12/31/17	(12,409)	(12,160)
Retained earnings	146,072	136,577
Accumulated other comprehensive loss	(4,905)	(1,826)
Total stockholders' equity	139,347	134,137

Total Liabilities and Stockholders' Equity	$1,108,012	$1,107,009

	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30
Selected financial data	2018	2017	2018	2017
Return on average assets	1.40%	1.20%	1.41%	1.16%
Return on average equity	11.19%	9.76%	11.49%	9.57%
Yield on earning assets	4.52%	4.24%	4.41%	4.12%
Cost of interest bearing liabilities	0.92%	0.72%	0.83%	0.68%
Net interest spread	3.60%	3.52%	3.58%	3.44%
Net interest margin	3.85%	3.71%	3.80%	3.61%
Efficiency	63.86%	61.41%	61.66%	61.49%
Dividend payout ratio	33.21%	37.03%	32.02%	36.51%
Tangible book value per share(1)	$14.53	$13.84
Tier 1 capital to average assets	12.63%	12.02%

	September 30
Loans	2018	2017
(Dollar amounts in thousands)
Commercial real estate	$417,217	$394,481
Agricultural real estate	68,548	63,603
Consumer real estate	83,134	84,283
Commercial and industrial	119,536	124,078
Agricultural	103,624	87,095
Consumer	41,444	35,843
Industrial development bonds	6,005	6,555
Less: Net deferred loan fees and costs	(810)	(733)
Total loans	$838,698	$795,205

	September 30
Asset quality data	2018	2017
(Dollar amounts in thousands)
Nonaccrual loans	$483	$1,729
Troubled debt restructuring	$205	$679
90 day past due and accruing	$—	$—
Nonperforming loans	$483	$1,729
Other real estate owned	$717	$615
Non-performing assets	$1,200	$2,344

(Dollar amounts in thousands)
Allowance for loan and lease losses	$6,755	$6,870
Allowance for loan and lease losses/total loans	0.81%	0.86%
Net charge-offs:
Quarter-to-date	$81	$87
Year-to-date	$332	$111
Net charge-offs to average loans
Quarter-to-date	0.01%	0.01%
Year-to-date	0.04%	0.01%
Non-performing loans/total loans	0.06%	0.22%
Allowance for loan and lease losses/nonperforming loans	1399.58%	397.35%